Exhibit 99.1

VERITONE, INC.

INDUCEMENT GRANT PLAN

ARTICLE 1

GENERAL PROVISIONS

1.1	PURPOSE OF THE PLAN

This Inducement Grant Plan (the “Plan”) is intended to promote the interests of Veritone, Inc., a Delaware corporation, by providing an inducement material for eligible persons to enter into employment with the Corporation in accordance with the Inducement Award Rules. Capitalized terms shall have the meanings assigned to such terms in Section 3.14.

1.2	TYPES OF AWARDS

Awards may be made under the Plan in the form of (i) nonstatutory options, (ii) stock appreciation rights, (iii) stock awards, (iv) restricted stock units and (v) dividend equivalent rights.

1.3	ADMINISTRATION OF THE PLAN

(a) Awards under the Plan must be approved, and the Plan must be administered, by either a majority of the Corporation’s “Independent Directors” (as such term is defined in NASDAQ Listing Rule 5605(a)(2)) or the Compensation Committee, provided such committee is comprised solely of Independent Directors, in order to comply with the exemption from the stockholder approval requirement for “inducement grants” provided under the Inducement Award Rules. The Compensation Committee shall have sole and exclusive authority to approve awards, and administer the Plan, with respect to Section 16 Insiders.

(b) Each Plan Administrator shall, within the scope of its administrative functions under the Plan and subject to the Inducement Award Rules, have full authority to determine which eligible persons are to receive Awards under the Plan, the time or times when Awards are to be made, the type of Award to be made to each Participant, the number of shares to be covered by each such Award, the time or times when the Award is to become exercisable, the maximum term for which the Award is to remain outstanding, the vesting and issuance schedules applicable to the shares which are the subject of the Award, the cash consideration (if any) payable for those shares, the form (cash or shares of Common Stock) in which the Award is to be settled, and other terms and conditions applicable to the Award, and, with respect to performance based Awards, the performance objectives for each such Award, the amounts payable at designated levels of attained performance, any applicable service vesting requirements, and the payout schedule for each such Award.

(c) Each Plan Administrator shall, within the scope of its administrative functions under the Plan and subject to the Inducement Award Rules, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan under its jurisdiction or any Award thereunder.

(d) Service as a Plan Administrator by the members of the Compensation Committee shall constitute service as Board members, and the members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award thereunder.

1.4	ELIGIBILITY

The only persons eligible to participate in the Plan are Employees.

1.5	STOCK SUBJECT TO THE PLAN

(a) The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be limited to 750,000 shares, subject to Section 1.5(b), Section 1.5(c) and adjustment pursuant to Section 1.5(d).

(b) Shares of Common Stock subject to outstanding Awards shall be added to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for subsequent award and issuance under the Plan to the extent those Awards expire, are forfeited or cancelled or terminate for any reason prior to the issuance of the shares of Common Stock subject to those Awards. Unvested shares issued under the Plan and subsequently forfeited, or repurchased by the Corporation at a price per share not greater than the original issue price paid per share, pursuant to the forfeiture provisions or the Corporation’s repurchase rights under the Plan shall be added to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for subsequent award and issuance under the Plan.

(c) Shares that are surrendered by a Participant or withheld by the Corporation as full or partial payment in connection with any Award, as well as any shares surrendered by a Participant or withheld by the Corporation or one of its affiliates to satisfy the tax withholding obligations related to any such Award, shall not be available for subsequent Awards under the Plan. To the extent an Award is settled in cash rather than shares, then the share reserve shall be reduced by such shares (in the case of a dividend equivalent right that is settled in cash, the share reserve shall be reduced by a number of shares having a Fair Market Value equal to the amount of such cash).

(d) Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and the exercise or base price per share in effect under each outstanding Award under the Plan and the consideration (if any) payable per share, and (iii) the number and/or class of securities subject to forfeiture or the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable per share. The adjustments shall be made in such manner as the Plan Administrator deems appropriate and such adjustments shall be final, binding and conclusive. In addition, in the event of a Change in Control, the provisions of Section 2.6 shall apply.

(e) Outstanding Awards granted pursuant to the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(f) To the extent permitted under the Inducement Award Rules, awards may be granted under the Plan in substitution for or in connection with an assumption of employee stock options, stock appreciation rights, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Employees in respect of the Corporation or one of its Subsidiaries in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the granting entity. The Awards so granted may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the Plan, with Common Stock substituted for the securities covered by the original award and with the number of shares subject to such awards, as well as any exercise or purchase prices applicable to such awards, adjusted to account for differences in stock prices in connection with the transaction. Any shares that are delivered and any Awards that are granted by, or become obligations of, the Corporation, as a result of any such assumption or substitution in connection with any such transaction shall not be counted against the share limit or other limits on the number of shares available for issuance under the Plan, unless determined otherwise by the Plan Administrator.

ARTICLE 2

AWARDS

2.1	OPTIONS

(a) Authority. Subject to the Inducement Award Rules, the Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant Non-Statutory Options evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that the terms of each such agreement shall not be inconsistent with the terms specified below. Incentive Options may not be granted under the Plan.

(b) Exercise Price.

(i) The exercise price per share shall be fixed by the Plan Administrator; provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

(ii) The exercise price shall become immediately due upon the exercise of the option and shall be payable in one or more of the following forms as determined by the Plan Administrator and specified in the Award Agreement:

(A) cash or check made payable to the Corporation,

(B) shares of Common Stock (whether delivered in the form of actual stock certificates or through attestation of ownership) held for the requisite period (if any) necessary to avoid any resulting charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date,

(C) shares of Common Stock otherwise issuable under the option but withheld by the Corporation in satisfaction of the exercise price, with such withheld shares to be valued at Fair Market Value on the Exercise Date, or

(D) to the extent the option is exercised for vested shares of Common Stock, through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide instructions to (a) a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Withholding Taxes and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm on such settlement date in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

(c) Term of Options. The term during which each option shall be exercisable shall be determined by the Plan Administrator and set forth in the Award Agreement evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

(d) Vesting Provisions.

(i) Each option may, in the discretion of the Plan Administrator, vest and become exercisable in one or more installments at such time or times, either over a period of time during Participant’s Service or upon the attainment of specified pre-established performance objectives measured over a specified performance period, as determined by the Plan Administrator at the time of the grant of the Award and set forth in the Award Agreement.

(ii) Outstanding options shall automatically terminate if the performance objectives or Service requirements established for those Awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to allow one or more outstanding options as to which the designated performance objectives or Service requirements have not been attained or satisfied to vest and become exercisable.

(e) Effect of Termination of Service.

(i) The following provisions shall govern the exercise of any options that are outstanding at the time of the Participant’s cessation of Service or death:

(A) Any option outstanding and exercisable at the time of the Participant’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the Award Agreement evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(B) Any option held by the Participant at the time of the Participant’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Participant’s estate or by the person or persons to whom the option is transferred pursuant to the Participant’s will or the laws of inheritance or by the Participant’s designated beneficiary or beneficiaries of that option for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the Award Agreement evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(C) Should the Participant’s Service be terminated for Cause or should the Participant be determined by the Plan Administrator to have otherwise engaged in Misconduct following termination of Service while holding one or more outstanding options, then all of those options (vested and unvested) shall terminate immediately and cease to be outstanding.

(D) During the applicable post-Service exercise period, the option may not be exercised for more than the number of vested shares for which the option is at the time exercisable. No additional shares shall vest under the option following the Participant’s cessation of Service except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.

(ii) The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(A) extend the period of time for which the option is to remain exercisable following the Participant’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term;

(B) include an automatic extension provision whereby the specified post-Service exercise period in effect for any option shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-Service exercise period during which the exercise of that option or the immediate sale of the shares acquired under such option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such option beyond the expiration date of the term of that option; and/or

(C) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Participant’s cessation of Service but also with respect to one or more additional installments in which the Participant would have vested had the Participant continued in Service.

(f) Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Participant cease Service while any shares acquired upon exercise of such option are unvested, the Corporation shall have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of Common Stock at the time of repurchase. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

2.2	STOCK APPRECIATION RIGHTS

(a) Authority. Subject to the Inducement Award Rules, the Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that the terms of each such agreement shall not be inconsistent with the terms specified below.

(b) Number of Underlying Shares; Base Price. Each stock appreciation right shall relate to a specified number of underlying shares of Common Stock as determined by the Plan Administrator. The base price per share of each stock appreciation right shall be fixed by the Plan Administrator; provided, however, that such base price shall not be less than one hundred percent (100%) of the Fair Market Value per underlying share of Common Stock on the grant date.

(c) Term of Stock Appreciation Rights. The term during which each stock appreciation right shall be exercisable shall be determined by the Plan Administrator and set forth in the Award Agreement evidencing the stock appreciation right. However, no stock appreciation right shall have a term in excess of ten (10) years measured from the grant date.

(d) Vesting Provisions.

(i) Each stock appreciation right may, in the discretion of the Plan Administrator, vest and become exercisable in one or more installments at such time or times, either over a period of time during Participant’s Service or upon the attainment of specified pre-established performance objectives measured over a specified performance period, as determined by the Plan Administrator at the time of the grant of the Award and set forth in the Award Agreement.

(ii) Outstanding stock appreciation rights shall automatically terminate if the performance objectives or Service requirements established for those Awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to allow one or more outstanding stock appreciation rights as to which the designated performance objectives or Service requirements have not been attained or satisfied to vest and become exercisable.

(e) Exercise.

(i) Upon exercise of a stock appreciation right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the Exercise Date) of the shares of Common Stock underlying the exercised right over (ii) the aggregate base price in effect for those shares.

(ii) The distribution with respect to an exercised stock appreciation right may be made in (i) shares of Common Stock valued at Fair Market Value on the Exercise Date, (ii) cash or (iii) a combination of cash and shares of Common Stock, as specified in the applicable Award agreement.

(f) Post-Service Exercise. The provisions governing the exercise of stock appreciation rights following the cessation of the Participant’s Service shall be substantially the same as those set forth in Section 2.1(e) for the options granted under the Plan, and the Plan Administrator’s discretionary authority under Section 2.1(e)(ii) shall also extend to any outstanding stock appreciation rights.

2.3	STOCK AWARDS

(a) Authority. Subject to the Inducement Award Rules, the Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock awards either as vested or unvested shares of Common Stock, through direct and immediate issuances. Each stock award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that the terms of each such agreement shall not be inconsistent with the terms specified below.

(b) Consideration.

Shares of Common Stock may be issued under a stock award for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

(i) cash or check made payable to the Corporation,

(ii) services to the Corporation (or any Parent or Subsidiary); or

(iii) any other valid consideration under the State in which the Corporation is at the time incorporated.

(c) Vesting Provisions.

(i) Stock awards may vest in one or more installments at such time or times, either over a period of time during Participant’s Service or upon the attainment of specified pre-established performance objectives measured over a specified performance period, as determined by the Plan Administrator at the time of the grant of the Award and set forth in the Award Agreement.

(ii) Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under a stock award or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Corporation shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered shares or (ii) the Fair Market Value of those shares at the time of cancellation.

(iii) The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies.

(iv) Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate, unless and to the extent the Plan Administrator determines at the time to vest and distribute such securities or other property. Equitable adjustments to reflect each such transaction shall also be made by the Plan Administrator to the repurchase price payable per share by the Corporation for any unvested securities subject to its existing repurchase rights under the Plan; provided the aggregate repurchase price shall in each instance remain the same.

2.4	RESTRICTED STOCK UNITS

(a) Authority. Subject to the Inducement Award Rules, the Plan Administrator shall have the full power and authority, exercisable in its sole discretion, to grant restricted stock units evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that the terms of each such agreement shall not be inconsistent with the terms specified below.

(b) Terms. Each restricted stock unit award shall entitle the Participant to receive the shares underlying that Award (or an amount based on the value of the shares) automatically upon vesting or upon the expiration of a designated time period following the vesting of those Awards. Restricted stock units subject to vesting based on achievement of performance objectives may also be structured so that the underlying shares are convertible into shares of Common Stock (or a payment based on the value of the shares), but the rate at which each share is to so convert shall be based on the attained level of performance for each applicable performance objective.

(c) Vesting Provisions.

(i) Restricted stock units may, in the discretion of the Plan Administrator, vest in one or more installments at such time or times, either over a period of time during Participant’s Service or upon the attainment of specified pre-established performance objectives measured over a specified performance period, as determined by the Plan Administrator at the time of the grant of the Award and set forth in the Award Agreement.

(ii) Outstanding restricted stock units shall automatically terminate without settlement if the performance objectives or Service requirements established for those Awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to settle one or more outstanding Awards of restricted stock units as to which the designated performance objectives or Service requirements have not been attained or satisfied.

(d) Settlement. Restricted stock units that vest may be settled in (i) cash, (ii) shares of Common stock valued at Fair Market Value on the settlement date or (iii) a combination of cash and shares of Common Stock, as determined by the Plan Administrator in its sole discretion. Settlement of a restricted stock unit may be deferred for a period specified by the Plan Administrator at the time the restricted stock unit is initially granted or (to the extent permitted by the Plan Administrator) designated by the Participant pursuant to a timely deferral election made in accordance with the requirements of Code Section 409A.

2.5	DIVIDEND EQUIVALENT RIGHTS

(a) Authority. Subject to the Inducement Award Rules, the Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant dividend equivalent rights evidenced by an Award Agreement in the form approved by the Plan Administrator; provided however, that the terms of each such agreement shall not be inconsistent with the terms specified below.

(b) Terms. The dividend equivalent rights may be granted as stand-alone awards or in tandem with other Awards made under the Plan, except dividend equivalent rights shall not be granted in connection with an option or stock appreciation right. The term of each dividend equivalent right award shall be established by the Plan Administrator at the time of grant, but no such award shall have a term in excess of ten (10) years.

(c) Entitlement. Each dividend equivalent right shall represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than shares of Common Stock), which is made per issued and outstanding share of Common Stock during the term the dividend equivalent right remains outstanding. A special account on the books of the Corporation shall be maintained for each Participant to whom a dividend equivalent right is granted, and that account shall be credited per dividend equivalent right with each such dividend or distribution made per issued and outstanding share of Common Stock during the term of that dividend equivalent right remains outstanding.

(d) Timing of Payment. Payment of the amounts credited to such book account may be made to the Participant either concurrently with the actual dividend or distribution made per issued and outstanding share of Common Stock or may be deferred for a period specified by the Plan Administrator at the time the dividend equivalent right is initially granted or (to the extent permitted by the Plan Administrator) designated by the Participant pursuant to a timely deferral election made in accordance with the requirements of Code Section 409A. In no event, however, shall any dividend equivalent right award made with respect to an Award become payable prior to the vesting of that Award (or the portion thereof to which the dividend equivalent right award relates) and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying Award.

(e) Form of Payment. Payment of the amounts due with respect to dividend equivalent rights may be made in (i) cash, (ii) shares of Common Stock or (iii) a combination of cash and shares of Common Stock, as determined by the Plan Administrator in its sole discretion and set forth in the Award Agreement. If payment is to be made in the form of Common Stock, the number of shares of Common Stock into which the cash dividend or distribution amounts are to be converted for purposes of the Participant’s book account may be based on the Fair Market Value per share of Common Stock on the date of conversion, a prior date or an average of the Fair Market Value per share of Common Stock over a designated period, as determined by the Plan Administrator in its sole discretion.

2.6	EFFECT OF CHANGE IN CONTROL

Unless otherwise provided in an Award Agreement, the following provisions shall apply with respect to Awards in the event of a Change in Control:

(a) In the event of a Change in Control, each outstanding Award, as determined by the Plan Administrator in its sole discretion, may be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an economically equivalent Award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, or (iv) replaced with a cash retention program of the Corporation or any successor corporation (or parent thereof) which preserves the spread existing on the unvested shares subject to the Award at the time of the Change in Control (the excess of the Fair Market Value of those shares over the aggregate purchase price payable for such shares) and provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those unvested Award shares, but only if such replacement cash program would not result in the treatment of the Award as an item of deferred compensation subject to Code Section 409A.

(b) To the extent an outstanding Award is not assumed, substituted, continued or replaced as set forth above, such Award shall automatically vest in full immediately prior to the effective date of the Change in Control, unless the acceleration of such Award is subject to other limitations imposed by the Plan Administrator at the time of the grant of the Award. The Plan Administrator in its sole discretion shall have the authority to provide that to the extent any such Award, as so accelerated, remains unexercised and outstanding on the effective date of the Change in Control, such Award shall terminate and cease to be outstanding and the holder of such Award shall become entitled to receive, upon consummation of the Change in Control, a lump sum cash payment in an amount equal to the product of (i) the number of shares of Common Stock subject to such Award and (ii) the excess of (a) the Fair Market Value per share of Common Stock on the date of the Change in Control over (b) the per share exercise price or purchase price in effect for such Award. However, any such Award shall be subject to cancellation and termination, without cash payment or other consideration due the Award holder, if the Fair Market Value per share of Common Stock on the date of such Change in Control is less than the per share exercise price or purchase price in effect for such Award. If any Award is subject to a performance-based vesting condition tied to the attainment of one or more specified performance objectives, and such Award is not to be so assumed, substituted, continued, or replaced, that Award shall vest immediately prior to the effective date of the Change in Control transaction, with the target level (or actual level, if determinable by the Plan Administrator) for each applicable performance objective deemed to have been achieved as of the Change in Control.

(c) The Plan Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made pursuant to Section 2.6(a) or Section 2.6(b) to the same extent and in the same manner as such provisions apply to a holder of a share of Common Stock.

(d) Immediately following the consummation of the Change in Control, all outstanding Awards shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

(e) In the event of any Change in Control, the Plan Administrator in its sole discretion may determine that all outstanding repurchase rights (i) are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) are to be terminated and the shares of Common Stock subject to those terminated rights are to immediately vest in full.

(f) Each Award which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to that Award would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise or base price or cash consideration payable per share in effect under each outstanding Award, provided the aggregate exercise or base price or cash consideration in effect for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, and (iii) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards under the Plan and subject to the Plan Administrator’s approval, substitute, for the securities underlying those assumed Awards, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction, provided such common stock is readily traded on an established U.S. securities exchange or market.

(g) The Plan Administrator shall have the discretion, exercisable either at the time an Award is granted or at any time while an Award remains outstanding, to structure such Award so that (i) it shall automatically accelerate and vest in full (and any repurchase rights of the Corporation with respect to the unvested shares subject to that Award shall immediately terminate) upon the occurrence of a Change in Control, whether or not such Award is to be assumed in the Change in Control or otherwise continued in effect or (ii) the shares subject to such Award will automatically vest on an accelerated basis should the Participant’s Service terminate by reason of a qualifying termination within a designated period following the effective date of any Change in Control in which the Award is assumed or otherwise continued in effect and the repurchase rights applicable to those shares do not otherwise terminate.

ARTICLE 3

MISCELLANEOUS

3.1	DEFERRED COMPENSATION

(a) The Plan Administrator may, in its sole discretion, structure one or more Awards (other than options and stock appreciation rights) so that the Participants may be provided with an election to defer the compensation associated with those Awards for federal income tax purposes. Any such deferral opportunity shall comply with all applicable requirements of Code Section 409A.

(b) To the extent the Corporation maintains one or more separate non-qualified deferred compensation arrangements which allow the Participants the opportunity to make notional investments of their deferred account balances in shares of Common Stock, the Plan Administrator may authorize the share reserve under the Plan to serve as the source of any shares of Common Stock that become payable under those deferred compensation arrangements. In such event, the share reserve under the Plan shall be reduced on a share-for-share basis for each share of Common Stock issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.

3.2	TRANSFERABILITY OF AWARDS

The transferability of Awards granted under the Plan shall be governed by the following provisions:

(a) Transferability. During the lifetime of the Participant, Non-Statutory Options shall be exercisable only by the Participant. During the lifetime of the Participant, awards shall not be assignable or transferable other than by will or the laws of inheritance following the Participant’s death, except that the Plan Administrator may structure one or more such Awards so that the Award may be assigned in whole or in part during the Participant’s lifetime to one or more Family Members of the Participant or to a trust established exclusively for the Participant and/or such Family Members, to the extent such assignment is in connection with the Participant’s estate plan or pursuant to a domestic relations order. The assigned portion of an Award may only be exercised (if applicable) by the person or persons who acquire a proprietary interest in the Award pursuant to the assignment. The terms applicable to the assigned portion of the Award shall be the same as those in effect for the Award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(b) Beneficiary Designation. Notwithstanding the foregoing, a Participant may, to the extent permitted by the Plan Administrator, designate one or more persons as the beneficiary or beneficiaries of some or all of his or her outstanding Awards, and those Awards shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Participant’s death while holding those Awards. Such beneficiary or beneficiaries shall take the transferred Awards subject to all the terms and conditions of the applicable agreement evidencing each such transferred Award, including (without limitation) the limited time period during which the Award may be exercised (if applicable) following the Participant’s death.

3.3	STOCKHOLDER RIGHTS

A Participant shall not have any of the rights of a stockholder with respect to shares of Common Stock covered by an Award until the Participant becomes the holder of record of such shares. However, a Participant may be granted the right to receive dividend equivalent rights under Section 2.5 with respect to one or more outstanding Awards.

3.4	TAX WITHHOLDING

The Corporation’s obligation to deliver shares of Common Stock or pay cash upon the exercise, issuance or vesting of an Award under the Plan shall be subject to the satisfaction of all applicable Withholding Taxes. The Corporation shall, to the extent permitted by law, have the right to deduct any such Withholding Taxes from any payment of cash under an Award or any other payment of any kind otherwise due to the Participant. With respect to Awards paid in shares of Common Stock, the Corporation shall have the right to require the Participant to pay to the Corporation the amount of any Withholding Taxes and to take whatever action it deems necessary to protect the interests of the Corporation in respect of such tax liabilities, including, without limitation, subject to such terms as the Plan Administrator may approve, withholding (or allowing the Participant to elect to have the Corporation withhold), or requiring the Participant to sell (or allowing Participant to elect to sell) through a special sale and remittance procedure arranged through a brokerage firm, a portion of the shares of Common Stock otherwise issuable under an Award in satisfaction of all or a portion of such Withholding Taxes. The number of shares of Common Stock that may be withheld pursuant to this Section 3.4 shall be limited to the number of shares that have a Fair Market Value on the date of withholding not exceeding the aggregate amount of such Withholding Taxes, as determined based on the maximum statutory withholding rates (or such other withholding rates that have been determined by the Plan Administrator). To the extent approved by the Plan Administrator, the Participant may pay the Withholding Taxes with respect to an Award paid in shares of Common Stock by delivering shares of Common Stock previously acquired by the Participant (other than in connection with such Award) with an aggregate Fair Market Value equal to the Withholding Taxes.

3.5	SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

3.6	EFFECTIVE DATE AND TERM OF THE PLAN

(a) The Plan shall become effective on the Plan Effective Date.

(b) The Plan shall terminate upon the earliest to occur of (i) the date immediately preceding the tenth anniversary of the Plan Effective Date, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares, (iii) the termination of all outstanding Awards in connection with a Change in Control, or (iv) the termination of the Plan by the Board. Should the Plan terminate under subsection (i) or subsection (iv) above, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing those Awards.

3.7	AMENDMENT OF THE PLAN

The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects, subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Common Stock is at the time primarily traded. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Participant consents to such amendment or modification.

3.8	USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

3.9	REGULATORY APPROVALS

(a) The implementation of the Plan, the granting of any Award under the Plan and the issuance of any shares of Common Stock in connection with the issuance, exercise, vesting or settlement of any Award under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.

(b) No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, and all applicable listing requirements of any Stock Exchange on which Common Stock is then listed for trading.

3.10	EMPLOYEES RESIDENT OR SUBJECT TO TAXATION OUTSIDE THE UNITED STATES.

With respect to Participants who are resident in or subject to taxation in countries other than the United States, the Plan Administrator may make Awards on such terms and conditions as the Plan Administrator deems appropriate to comply with the laws of the applicable countries, and the Plan Administrator may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

3.11	NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

3.12	RECOUPMENT

Participants shall be subject to any clawback, recoupment or other similar policy required by law or regulations or adopted by the Board as in effect from time to time and Awards and any cash, shares of Common Stock or other property or amounts due, paid or issued to a Participant shall be subject to the terms of such policy, as in effect from time to time.

3.13	CODE SECTION 409A.

This Plan is intended to comply with the requirements of Code Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Code Section 409A, it is intended that this Plan be administered in all respects in accordance with Code Section 409A. Each payment under any Award that constitutes nonqualified deferred compensation subject to Code Section 409A shall be treated as a separate payment for purposes of Code Section 409A. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes nonqualified deferred compensation subject to Code Section 409A. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the methodology established by the Corporation), amounts in respect of an Award that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A that would otherwise be payable by reason of a Participant’s separation from service during the six-month period immediately following such separation from service shall instead be paid or provided on the first business day following the date that is six months following the Participant’s separation from service (if the Participant dies following the separation from service and prior to the payment of any amounts delayed on account of Code Section 409A, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days following the date of the Participant’s death). No benefit under the Plan payable in connection with a termination of Service or employment that is considered deferred compensation under Code Section 409A will be paid or otherwise provided until the relevant Participant has a “separation from service” within the meaning of Code Section 409A.

3.14	DEFINITIONS

The following definitions shall be in effect under the Plan:

(a) 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

(b) Award shall mean any of the following awards authorized for issuance or grant under the Plan: Non-Statutory Options, stock appreciation rights, stock awards, restricted stock units and dividend equivalent rights.

(c) Award Agreement shall mean the written agreement(s) (which may be in electronic form) between the Corporation and the Participant evidencing a particular Award made to that individual under the Plan, as such agreement(s) may be in effect from time to time.

(d) Board shall mean the Corporation’s Board of Directors.

(e) Cause shall mean, with respect to the termination of the Participant’s Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Participant and the Company or Parent or Subsidiary of the Company (as applicable), or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Plan Administrator, the Participant’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Parent or Subsidiary of the Company; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Parent or Subsidiary of the Company; or (iii) commission of any act of fraud, embezzlement or other crime involving dishonesty, breach of trust, or physical or emotional harm to any person. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Cause.

(f) Change in Control shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

(i) Change in Control shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

(ii) In the absence of any other Change in Control definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(A) consummation of a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction;

(B) a sale, transfer or other disposition of all or substantially all of the Corporation’s assets;

(C) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders; or

(D) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (I) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (II) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

(g) Code shall mean the Internal Revenue Code of 1986, as amended.

(h) Common Stock shall mean the Corporation’s common stock, $0.001 par value.

(i) Compensation Committee shall mean the Compensation Committee of the Board comprised of two (2) or more non-employee Board members, each of whom is intended to qualify as a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) and an “independent director” under the rules of any securities exchange or automated quotation system on which the Common Stock is then listed, quoted or traded; provided that any action taken by the Compensation Committee shall be valid and effective, whether or not one or more members of the Compensation Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this definition or otherwise provided in the charter of the Compensation Committee.

(j) Corporation shall mean Veritone, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Veritone, Inc.

(k) Employee shall mean an individual who satisfies the standards for inducement grants under the Inducement Award Rules at the time such grants are made to such individual.

(l) Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise, accompanied by payment in full of the aggregate exercise price plus any required withholdings (unless satisfactory arrangements have been made to satisfy such exercise price or withholdings in accordance with the Plan).

(m) Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common stock is at the time traded on a Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Capital Market, Nasdaq Global Market or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time quoted on a national or regional securities exchange or market system (including over-the-counter markets) determined by the Plan Administrator to be the primary market for the Common Stock, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is officially reported by such exchange or market system (or if such exchange or market system does not report closing sale prices, the average of the closing bid and asked prices on the date in question). If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price of a share of Common Stock on the last preceding date for which such quotation exists.

(iii) If neither (i) nor (ii) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Plan Administrator in good faith using any reasonable method of valuation, which determination shall be conclusive and binding on all interested parties.

(n) Family Member shall mean, with respect to a particular Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

(o) Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

(p) Inducement Award Rules shall mean NASDAQ Marketplace Rule 5635(c)(4) and the related guidance under NASDAQ IM 5635-1, and any amendments or supplements thereto then in effect.

(q) Misconduct shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

(i) Misconduct shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

(ii) In the absence of any other Misconduct definition in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), Misconduct shall mean any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.

(r) Non-Statutory Option shall mean an option not an Incentive Option.

(s) Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(t) Participant shall mean any person who is granted an Award under the Plan.

(u) Permanent Disability shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

(v) Plan shall mean the Corporation’s Inducement Grant Plan, as set forth in this document.

(w) Plan Administrator shall mean the particular entity, whether the Compensation Committee, the Board, or any delegate of the Board or the Compensation Committee authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.

(x) Plan Effective Date shall mean the date upon which the Plan is approved by the Board.

(y) Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

(z) Service shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

(i) Service shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

(ii) In the absence of any other definition of Service in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a non-employee member of the Board (or the board of directors of any Parent or Subsidiary) or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the Award. For purposes of this particular definition of Service, a Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Participant may subsequently continue to perform services for that entity.

(iii) Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

(aa) Stock Exchange shall mean the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange.

(bb) Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(cc) Withholding Taxes shall mean the applicable federal, state and foreign income and employment taxes and other taxes, contributions and payments required to be withheld, collected or accounted for by the Corporation in connection with the issuance, exercise, vesting or settlement of an Award.